Exhibit 99.1

Press Release

BayCom Corp Reports 2021 Fourth Quarter Earnings of $5.4 Million and Annual 2021 Earnings of $20.7 million

WALNUT CREEK, CA, January 27, 2022--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $5.4 million, or $0.51 per diluted share, for the fourth quarter of 2021, compared to earnings of $5.4 million, or $0.51 per diluted share, for the third quarter of 2021 and $4.5 million, or $0.39 per diluted share, for the fourth quarter of 2020. Net income for the fourth quarter of 2021 compared to the prior quarter increased $26,000, or 0.5%, primarily as a result of a $1.5 million increase in net interest income, and a $125,000 decrease in noninterest expense, partially offset by a $1.4 million decrease in noninterest income and a $100,000 decrease in the provision for income taxes.

Net income increased $7.0 million, or 50.7% to $20.7 million, or $1.90 per diluted common share, for the year ended December 31, 2021, compared to $13.7 million, or $1.15 per diluted common share, for the year ended December 31, 2020. This increase in net income was the result of a $9.9 million decrease in the provision for loan losses, a $2.5 million increase in noninterest income and a $3.4 million decrease in noninterest expense, partially offset by a $5.5 million decrease in net interest income and a $3.3 million increase in provision for income taxes. The $9.9 million decrease in the provision for loan losses was primarily due to continued improvements in the economic forecasts during 2021, as compared to last year when the uncertainty surrounding the COVID-19 pandemic significantly impacted economic conditions. The increase in noninterest income was related to increases in gain on sale of loans of $3.0 million, and increased income from an investment in a Small Business Investment Company (“SBIC”) fund of $399,000, partially offset by a decrease in loan servicing and other fees of $145,000. Noninterest expense during the year ended December 31, 2020, included $3.0 million of acquisition-related expenses for the acquisition of Grand Mountain Bancshares (“GMB”) and its wholly owned subsidiary Grand Mountain Bank.

Proposed Acquisition of Pacific Enterprise Bancorp

On September 7, 2021, the Company entered into a definitive agreement with Pacific Enterprise Bancorp (“PEB”), which is headquartered in Irvine, California. Pursuant to the merger agreement PEB will merge with and into the Company, with the Company as the surviving corporation in the merger. Immediately after the merger, Pacific Enterprise Bank, a California state-chartered bank and wholly owned subsidiary of PEB, will merge with and into the Bank, with the Bank as the surviving bank. The transaction was approved and adopted by the Board of Directors of each company and has received the requisite shareholder and regulatory approvals. The transaction is expected to be completed in the first calendar quarter of 2022, subject to the satisfaction or waiver of certain closing conditions.

Under the terms of the merger agreement, holders of PEB common stock will receive 1.0292 shares of Company common stock for each share of PEB common stock. At December 31, 2021, PEB had approximately $518.5 million in assets, $429.7 million in loans, $403.4 million in deposits and $64.8 million in stockholders’ equity. Upon completion of the transaction, the combined company will have approximately $2.9 billion in total assets, $2.1 billion in total loans and $2.4  billion in total deposits.

George Guarini, President and Chief Executive Officer, commented, “We are pleased with our fourth quarter and full year 2021 performance. We are looking forward to closing our merger with Pacific Enterprise Bank and continue to believe in our focus on growth through strategic acquisitions accompanied by moderate organic growth. Our acquisitions diversify our loan portfolio with seasoned loans and compliment or expand our market areas. Retention of local lending personnel and credit administration personnel allow us to maintain and develop strong client relationships. We believe our overall credit quality metrics remain strong because of this approach.”

Guarini concluded, “In December 2021, we announced our net next round of stock repurchases. Additional stock repurchases will continue to be considered as part of our capital management strategy.”

Fourth Quarter Performance Highlights:

●	Annualized net interest margin was 3.41% for the current quarter, compared to 3.17% in the preceding quarter and 3.44% in the same quarter a year ago.
●	Annualized return on average assets was 0.92% for both the current quarter and preceding quarter, compared to 0.81% in the same quarter a year ago.
●	Assets totaled $2.4 billion at both December 31, 2021 and September 30, 2021, compared to $2.2 billion at December 31, 2020.
●	Loans, net of deferred fees, totaled $1.7 billion at December 31, 2021, compared to $1.6 billion at both September 30, 2021 and December 31, 2020.
●	Nonperforming loans, totaled $6.9 million or 0.41% of total loans at December 31, 2021, compared to $8.3 million or 0.50% of total loans, at September 30, 2021, and $8.4 million or 0.53% of total loans at December 31, 2020.
●	The allowance for loan losses totaled $17.7 million, or 1.06% of total loans outstanding, at December 31, 2021, compared to $17.3 million, or 1.05% of total loans outstanding, at September 30, 2021, and $17.5 million, or 1.06% of total loans outstanding, at December 31, 2020. A $496,000 provision for loan losses was recorded during the current quarter compared to $477,000 provision for loan losses in the preceding quarter, and $1.9 million provision for loan losses in the same quarter a year ago.
●	Deposits totaled $2.0 billion at both December 31, 2021 and September 30, 2021, compared to $1.8 billion at December 31, 2020. At December 31, 2021, noninterest bearing deposits totaled $710.1 million or 35.8% of total deposits, compared to $733.1 million or 36.5% of total deposits at September 30, 2021, and $678.4 million or 36.9% of total deposits at December 31, 2020.
●	The Company repurchased 5,125 shares of common stock at an average cost of $18.31 per share during the fourth quarter of 2021, compared to 23,466 shares of common stock repurchased at an average cost of $18.16 per share during the third quarter of 2021, and 537,718 shares repurchased at an average cost of $13.97 per share during the same period in 2020.
●	On December 15, 2021 the Company authorized a stock repurchase program for up to 747,000 shares of its common stock, representing approximately 7% of its outstanding shares.
●	The Bank remains a “well-capitalized” institution for regulatory capital purposes at December 31, 2021.

Earnings

Net interest income increased $1.5 million, or 8.2%, to $19.2 million for the fourth quarter of 2021 from $17.7 million in the preceding quarter and increased $899,000, or 4.9%, from $18.3 million in the same quarter a year ago. The increase in net interest income between the periods primarily reflects an increase in interest income on loans due to the acceleration of the recognition of deferred loan fee income due to loan repayments from SBA loan forgiveness, lower rates on new originations and adjustable-rate loans adjusting to lower market rates. Average interest earning assets increased $15.4 million, or 0.7%, for the three months ended December 31, 2021 compared to the prior quarter primarily due to increases in both average loans receivable and investment securities, partially offset by decreases in average cash and cash equivalents. As compared to the fourth quarter of 2020, average interest earning assets increased $125.0 million, or 5.9%, due to an increase in average cash and cash equivalents primarily a result of PPP loan repayments and an increase in total deposits, which exceeded the funds required for loan originations and used for purchases of investment securities. Average yield on interest earning assets for the three months ended December 31, 2021 was 3.79%, compared to 3.57% for the third quarter of 2021 and 3.89% the fourth quarter of 2020. The average rate paid on interest bearing liabilities for the three months ended December 31, 2021 was 0.64%, compared to 0.66% for the third quarter of 2021 and 0.74% the fourth quarter of 2020.

Interest income on loans, including fees, increased $1.3 million, or 7.0%, during the three months ended December 31, 2021, compared to the prior quarter primarily due to a 25 basis point increase in the average yield on loans, primarily due to the acceleration of deferred loan fees from PPP loans and increased prepayment penalty fees, coupled with a $21.5 million increase in the average loan balance. The average yield on loans, including the accretion of the net discount for the fourth quarter of 2021 and deferred PPP loan fees recognized, was 4.75%, compared to 4.50% for the third quarter of 2021 and 4.64% for the fourth quarter of 2020. Interest income on loans, including fees, increased $76,000, or 0.4%, during the three months ended December 31, 2021, compared to the same period in 2020 primarily due to a 11 basis point increase in the average yield on loans, partially offset by a $33.4 million decrease in average loan balance.

Interest income on loans included $409,000, $338,000 and $709,000 in accretion of the net discount on acquired loans and revenue from purchase credit impaired loans in excess of discounts for the quarters ended December 31, 2021, September 30, 2021, and December 31, 2020, respectively. The balance of the net discount on these acquired loans totaled $2.1 million, $2.3 million, and $3.3 million at December 31, 2021, September 30, 2021, and December 31, 2020, respectively. Interest income included $1.9 million in fees earned related to PPP loans in the quarter ended December 31, 2021, compared to $1.1 million in previous quarter and $664,000 during the same quarter in 2020. As of December 31, 2021, total unrecognized fees on PPP loans were $2.0 million. Interest income also included fees related to prepayment penalties of $439,000 in the current quarter, compared to $57,000 in the previous quarter, and $124,000 in the same quarter last year.

Annualized net interest margin was 3.41% for the fourth quarter of 2021, compared to 3.17% for the preceding quarter and 3.44% for fourth quarter of 2020. During the quarter, the recognition of deferred loans fees related to PPP loans had a positive impact on the net interest margin, offsetting the negative impact from the continued downward pressure on adjustable-rate instruments in this low interest rate environment. The average yield on PPP loans was 8.95%, including the recognition of deferred PPP loan fees, resulting in a positive impact to the net interest margin of 23 basis points during the quarter, compared to an average yield of 4.52% with a positive impact to the net interest margin of eight basis points during the previous quarter, and an average yield of 2.89% with a negative impact to the net interest margin of 16 basis points during the same quarter in 2020. The accretion of the net discount on acquired loans increased the average yield on loans by 15 basis points during the fourth quarter of 2021, compared to seven basis points during the previous quarter, and 17 basis points during the fourth quarter of 2020. The incremental accretion and the impact on loan yield will change during any period based on the volume of prepayments, but is expected to decrease over time as the balance of the net discount declines.

The average cost of funds for the fourth quarter of 2021 was 0.64%, compared to 0.66% for the third quarter of 2021 and 0.74% for the fourth quarter of 2020. The decrease in our cost of funds during the current quarter, compared to the prior quarter and the fourth quarter of 2020, primarily was due to lower interest rates paid on deposits, partially offset by an increase in interest expense associated with subordinated debt issued in the fourth quarter of 2020. The average cost of total deposits for the fourth quarter of 2021 was 0.24%, compared to 0.25% for the previous quarter and 0.29% for the fourth quarter of 2020. The average balance of noninterest bearing deposits increased $4.0 million or 0.54% to $738.6 million for the three months ended December 31, 2021 compared to $734.6 million for the previous quarter, and increased $41.4 million or 5.9% from $697.1 million for the comparable quarter a year ago. For the year ended December 31, 2021, the average balance of noninterest bearing deposits increased $55.3 million or 8.25% to $725.4 million, compared to $670.1 million for the year ended December 30, 2020.

Based on our review of the allowance for loan losses at December 31, 2021, the Company recorded a $496,000 provision for loan losses for the fourth quarter of 2021, compared to a $477,000 and a $1.9 million provision for loan losses in the preceding quarter and the fourth quarter a year ago, respectively. The provision for loan losses recorded in the current quarter related primarily to new loan production, coupled with a $226,000 increase in specific reserves related to one impaired loan based on a recent appraisal.

Noninterest income for the fourth quarter of 2021 decreased $1.4 million, or 35.9%, to $2.6 million compared to $4.0 million in the previous quarter and decreased $498,000, or 16.2%, compared to $3.1 million for the same quarter in 2020.

The decrease in noninterest income for the current quarter compared to the previous quarter was primarily due to a $1.1 million decrease in gain on sale of loans, primarily due to a decrease in volume of loans sold this quarter, and a $273,000 decrease in income from our SBIC investment. The decrease in noninterest income for the current quarter compared to the same period in 2020 was primarily due to a $399,000 decrease in income from our investment in SBIC fund, and $206,000 decrease in loan servicing fees and other fees, partially offset by a $284,000 increase in gain on sale of loans.

Noninterest expense for the fourth quarter of 2021 decreased $125,000, or 0.9%, to $13.8 million compared to $13.9 million for the third quarter in 2021 and decreased $154,000, or 1.1%, compared to $13.9 million for the same quarter in 2020. The decrease in noninterest expense for the fourth quarter of 2021 compared to the previous quarter primarily was the result of a $152,000, or 10.2% decrease in data processing expense related to reversing over accrued merger data processing expenses related to our GMB acquisition due to actual expenses being lower than original estimates, a $171,000 decrease, or 8.8% decrease in occupancy expense related to reduced common area maintenance costs under certain lease agreements and the closure of one branch on September 30, 2021, and a $242,000, or 10.6% decrease in other expenses. The decrease was partially offset by a $440,000 net increase in salaries and employees benefits primarily due to final year-end accrual adjustments for employee incentives and commissions earned in 2021 related to increased loan production and the Company’s financial performance.

Noninterest expenses for the fourth quarter of 2021 decreased $154,000 or 1.1% compared to the fourth quarter of 2020, primarily due a $175,000, or 11.6% decrease in data processing expense and a $102,000, or 4.7% decrease in other expense, partially offset by a $103,000, or 1.2%, increase in salaries and employee benefits expense.

The provision for income taxes increased $100,000 to $2.1 million for the fourth quarter of 2021, compared to the third quarter of 2021, and increased $1.1 million compared to the fourth quarter of 2020. The increase in income tax provision in the fourth quarter of 2021 compared to the prior quarter was due to a slight increase in the effective tax rate related to decreased tax-exempt income. The increase in income tax provision in the current quarter compared to the same quarter of 2020 was due primarily to an increase in taxable income. The effective tax rate for the fourth quarter of 2021 was 27.7% compared to 26.8% for the third quarter of 2021 and 18.1% for the same quarter a year ago. The effective rate for the fourth quarter of 2020 was lower primarily due to post closing adjustments related to prior acquisitions.

Loans and Credit Quality

Loans, net of deferred fees, increased $24.1 million to $1.7 billion at December 31, 2021, compared to September 30, 2021, and increase $21.6 million compared to December 31, 2020. The increase in loans at December 31, 2021 compared to September 30, 2021, was primarily due to loan originations totaling $171.4 million, partially offset by loan repayments totaling $96.1 million, including $43.6 million in PPP loan forgiveness repayments from the SBA, and $9.8 million in loan sales. As of December 31, 2021, there was a total of 323 PPP loans outstanding totaling $69.6 million, compared to $113.2 million at September 30, 2021 and $135.6 million at December 31, 2020.

Nonperforming loans, consisting of non-accrual loans and accruing loans that are 90 days or more past due, totaled $6.9 million or 0.41% of total loans at December 31, 2021, compared to $8.3 million or 0.50% of total loans at September 30, 2021, and $8.4 million or 0.53% of total loans at December 31, 2020. The portion of nonaccrual loans guaranteed by government agencies totaled $822,000, $841,000, and $850,000 at December 31, 2021, September 30, 2021, and December 30, 2020, respectively. There were no loans that were 90 days or more past due and still accruing at December 31, 2021, compared to one loan totaling $1.0 million at September 30, 2021, and one loan totaling $233,000 at December 31, 2020. Accruing loans past due between 30 and 89 days at December 31, 2021, were $3.8 million, compared to $10.0 million at September 30, 2021, and $734,000 at December 31, 2020. The decrease in loans past due between 30 and 89 days from previous quarter was due to two matured loans which were in the process of renewal at September 30, 2021 and subsequently renewed.

At December 31, 2021, the Company’s allowance for loan losses was $17.7 million, or 1.06% of total loans, compared to $17.3 million, or 1.05% of total loans, at September 30, 2021, and $17.5 million, or 1.06% of total loans, at December 31, 2020. We recorded net charge-offs of $95,000 for the fourth quarter of 2021, compared to net charge-offs $177,000 in the previous quarter and net recoveries of $216,000 in the same quarter in 2020.

In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans contractual amounts. Credit discounts are included in the determination of fair value and as a result, no allowance for loan losses is recorded for acquired loans at the acquisition date. However, the allowance for loan loss includes an estimate for credit deterioration of acquired loans that occurs after the date of acquisition, which is included in the loan loss provision in the period that the deterioration occurred. The discount recorded on the acquired loans is not reflected in the allowance for loan losses or related allowance coverage ratios. As of December 31, 2021, acquired loans, net of their discounts, totaled $53.4 million and the remaining net discount on these acquired loans was $2.1 million, compared to $55.2 million of acquired loans and $2.2 million of net discounts at September 30, 2021, and $164.0 million of acquired loans and $3.3 million of net discounts at December 31, 2020.

At December 31, 2021, the Company had two commercial real estate loans totaling $2.7 million operating under forbearance agreements due to COVID-19. Since these loans were performing loans that were current on their payments prior to the COVID-19 pandemic, these modifications are not considered to be troubled debt restructurings pursuant to applicable accounting and regulatory guidance.

Deposits and Borrowings

Deposits totaled $2.0 billion at both December 31, 2021 and September 30, 2021, compared to $1.8 billion at December 31, 2020. At December 31, 2021, noninterest bearing deposits totaled $710.1 million or 35.8% of total deposits, compared to $733.1 million or 36.5% of total deposits at September 30, 2021, and $678.4 million or 36.9% at December 31, 2020.

At both December 31, 2021 and September 30, 2021, the Company had outstanding junior subordinated debt, net of market-to-market, related to junior subordinated deferrable interest debentures assumed in connection with its previous acquisitions totaling $8.4 million compared to $8.3 million at December 31, 2020. At both December 31, 2021 and September 30, 2021, the Company had outstanding subordinated debt, net of costs to issue, totaling $63.5 million compared to $63.4 million at December 31, 2020.

At both December 31, 2021, and September 30, 2021, the Company had no other borrowings outstanding, compared to $5.0 million of FHLB advances outstanding at December 31, 2020.

Shareholders’ Equity

Shareholders’ equity totaled $262.6 million at December 31, 2021, compared to $257.3 million at September 30, 2021, and $252.6 million at December 31, 2020. The increase in shareholders’ equity between each period was primarily due to net income, partially offset by the repurchase of common stock. At December 31, 2021, 742,532 shares remained available for future purchases under the current stock repurchase plan.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank also offers business escrow services and facilitates tax-free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to, the effect of the COVID-19 pandemic on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate clients, including economic activity, employment levels and market liquidity; future acquisitions by the Company of other depository institutions or lines of business; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

Further, statements about the potential effects of the proposed acquisition of Pacific Enterprise Bancorp (“PEB”) our business, financial results, and condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in the forward-looking statements due to factors and future developments which are uncertain, unpredictable and in many cases beyond our control, including the possibility that expected revenues, cost savings, synergies and other benefits from the proposed merger might not be realized within the expected time frames or at all including but not limited to customer and employee retention, and costs or difficulties relating to integration matters, might be greater than expected including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which BayCom and PEB operate; the possibility that the proposed merger does not close when expected or at all because financial tests or other conditions to closing are not received or satisfied on a timely basis or at all; the risk that the benefits from the proposed merger may not be fully realized or may take longer to realize than expected or be more costly to achieve; the failure to attract new customers and retain existing customers in the manner anticipated; reputational risks and the potential adverse reactions or changes to business, customer or employee relationships, including those resulting from the announcement or completion of the merger; BayCom’s or PEB’s businesses may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected; the diversion of managements' attention from ongoing business operations and opportunities as a result of the proposed merger or otherwise; changes in BayCom’s or PEB’s stock price before closing, including as a result of its financial performance prior to closing or transaction-related uncertainty, or more generally due to broader stock market movements, and the performance of financial companies and peer group companies; the occurrence of any event, change or other circumstance that could give risk to the right of one or both of the parties to terminate the merger agreement; the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger; changes in interest rates which may affect BayCom’s and PEB’s expected revenues, credit quality deterioration, reductions in real estate values, or reductions in BayCom’s and PEB’s net income, cash flows or the market value of assets, including its investment securities; each of BayCom’s and PEB’s potential exposure to unknown or contingent liabilities of the other party; dilution caused by BayCom’s issuance of additional shares of BayCom common stock in connection with the proposed merger; the possibility that the proposed merger is more expensive to complete than anticipated, including as a result of unexpected factors or events; future acquisitions by BayCom of other depository institutions or lines of business; and that the COVID-19 pandemic, including uncertainty and volatility in financial, commodities and other markets, and disruptions to banking and other financial activity, could harm BayCom’s or PEB’s business, financial position and results of operations, and could adversely affect the timing and anticipated benefits of the proposed merger.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Interest income
Loans, including fees	$19,751	$18,451	$19,675	$76,099	$82,186
Investment securities and interest bearing deposits in banks	1,365	1,275	813	4,558	4,213
FHLB dividends	148	125	66	494	340
FRB dividends	117	112	114	458	453
Total interest and dividend income	21,381	19,963	20,668	81,609	87,192
Interest expense
Deposits	1,201	1,240	1,390	4,875	6,954
Subordinated debt	896	896	896	3,582	1,405
Other borrowings	84	85	81	345	540
Total interest expense	2,181	2,221	2,367	8,802	8,899
Net interest income	19,200	17,742	18,301	72,807	78,293
Provision for loan losses	496	477	1,916	466	10,320
Net interest income after provision for loan losses	18,704	17,265	16,385	72,341	67,973
Noninterest income
Gain on sale of loans	1,090	2,176	806	4,795	1,835
Service charges and other fees	584	611	585	2,403	2,548
Loan servicing fees and other fees	410	458	616	1,833	2,465
Gain on sale of premises	—	—	64	12	40
Income on investment in SBIC fund	253	526	652	1,274	875
(Loss)/gain on sale of OREO	—	(21)	114	15	86
Other income and fees	232	257	230	936	1,012
Total noninterest income	2,569	4,007	3,067	11,268	8,775
Noninterest expense
Salaries and employee benefits	8,603	8,163	8,500	33,761	33,942
Occupancy and equipment	1,774	1,945	1,754	7,384	7,088
Data processing	1,330	1,482	1,505	5,565	8,221
Other expense	2,048	2,290	2,150	8,419	9,268
Total noninterest expense	13,755	13,880	13,909	55,129	58,519
Income before provision for income taxes	7,518	7,392	5,543	28,480	18,229
Provision for income taxes	2,080	1,980	1,002	7,789	4,503
Net income	$5,438	$5,412	$4,541	$20,691	$13,726

Net income per common share:
Basic	$0.51	$0.51	$0.39	$1.90	$1.15
Diluted	0.51	0.51	0.39	1.90	1.15

Weighted average shares used to compute net income per common share:
Basic	10,683,702	10,692,781	11,628,217	10,882,344	11,965,245
Diluted	10,683,702	10,692,781	11,628,217	10,882,344	11,965,245

Comprehensive income
Net income	$5,438	$5,412	$4,541	$20,691	$13,726
Other comprehensive income:
Change in unrealized (loss) gain on available-for-sale securities	(458)	(830)	(264)	(740)	2,024
Deferred tax benefit (expense)	132	239	81	209	(578)
Other comprehensive (loss) income, net of tax	(326)	(591)	(183)	(531)	1,446
Comprehensive income	$5,112	$4,821	$4,358	$20,160	$15,172

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

At December 31, 2021, September 30, 2021, December 31, 2020

(Dollars in thousands)

	December 31,	September 30,	December 31,
	2021	2021	2020
Assets
Cash and due from banks	$21,178	$28,744	$29,683
Federal funds sold	358,509	415,714	269,646
Cash and cash equivalents	379,687	444,458	299,329
Interest bearing deposits in banks	3,585	4,083	7,718
Investment securities available-for-sale	174,435	142,315	115,590
Federal Home Loan Bank ("FHLB") stock, at par	8,385	8,385	7,737
Federal Reserve Bank ("FRB") stock, at par	7,650	7,640	7,605
Loans held for sale	6,470	11,221	8,664
Loans, net of deferred fees	1,664,890	1,640,836	1,643,312
Allowance for loans losses	(17,700)	(17,300)	(17,500)
Premises and equipment, net	14,370	14,580	15,139
Other real estate owned ("OREO")	21	21	429
Core deposit intangible	6,489	6,942	8,302
Cash surrender value of bank owned life insurance policies, net	21,590	21,422	20,910
Right-of-use assets	12,127	11,113	12,049
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	29,860	29,262	27,544
Total Assets	$2,350,697	$2,363,816	$2,195,666

Liabilities and Shareholders’ Equity
Noninterest bearing deposits	$710,137	$733,101	$678,365
Interest bearing deposits
Transaction accounts and savings	916,379	891,408	797,980
Premium money market	136,563	162,279	118,352
Time deposits	222,160	220,963	243,700
Total deposits	1,985,239	2,007,751	1,838,397
Other borrowings	—	—	5,000
Junior subordinated deferrable interest debentures, net	8,403	8,383	8,322
Subordinated debt, net	63,542	63,499	63,372
Salary continuation plans	4,393	4,286	4,009
Lease liabilities	12,657	11,668	12,328
Interest payable and other liabilities	13,856	10,959	11,647
Total liabilities	2,088,090	2,106,546	1,943,075

Shareholders’ Equity
Common stock, no par value	157,385	157,160	167,529
Retained earnings	103,056	97,618	82,365
Accumulated other comprehensive income, net of tax	2,166	2,492	2,697
Total shareholders’ equity	262,607	257,270	252,591
Total Liabilities and Shareholders’ Equity	$2,350,697	$2,363,816	$2,195,666

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Selected Financial Ratios and Other Data:	2021	2021	2020	2021	2020
Performance Ratios:
Return on average assets (1)	0.92%	0.92%	0.81%	0.89%	0.84%
Return on average equity (1)	8.33	7.42	7.07	8.06	7.15
Yield on earning assets (1)	3.79	3.57	3.89	3.74	4.27
Rate paid on average interest bearing liabilities	0.64	0.66	0.74	0.67	0.73
Interest rate spread - average during the period	3.15	2.91	3.15	3.07	3.54
Net interest margin (1)	3.41	3.17	3.44	3.34	3.84
Loan to deposit ratio	83.86	81.73	89.39	83.86	89.39
Efficiency ratio (2)	63.19	63.82	65.09	65.57	67.21
Charge-offs/(recoveries), net	$95	$177	$(216)	$266	$(220)

Per Share Data:
Shares outstanding at end of period	10,680,386	10,685,511	11,295,397	10,680,386	11,295,397
Average diluted shares outstanding	10,683,702	10,692,781	11,628,217	10,882,344	11,965,245
Diluted earnings per share	$0.51	$0.51	$0.39	$1.90	$1.15
Book value per share	24.59	24.08	22.36	24.14	22.36
Tangible book value per share (3)	20.34	19.79	18.19	20.34	18.19

Asset Quality Data:
Nonperforming assets to total assets (4)	0.29%	0.35%	0.41%
Nonperforming loans to total loans (5)	0.41%	0.50%	0.53%
Allowance for loan losses to nonperforming loans (5)	256.98%	237.24%	202.22%
Allowance for loan losses to total loans	1.06%	1.05%	1.06%
Classified assets (graded substandard and doubtful)	$13,062	$14,526	$13,094
Total accruing loans 30‑89 days past due	3,832	10,022	734
Total loans 90 days past due and still accruing	—	1,000	233

Capital Ratios (6):
Tier 1 leverage ratio - Bank	10.87%	10.63%	10.18%
Common equity tier 1 - Bank	14.60%	14.83%	14.22%
Tier 1 capital ratio - Bank	14.60%	14.83%	14.22%
Total capital ratio - Bank	15.65%	15.91%	15.36%
Equity to total assets at end of period	11.17%	10.88%	11.50%

Loans:
Real estate	$1,407,860	$1,346,686	$1,327,393
Non-real estate	254,131	293,104	314,693
Nonaccrual loans	6,888	7,292	8,421
Mark to fair value at acquisition	(2,086)	(2,281)	(3,348)
Total Loans	1,666,793	1,644,801	1,647,159
Net deferred fees on loans (7)	(1,903)	(3,965)	(3,847)
Loans, net of deferred fees	$1,664,890	$1,640,836	$1,643,312

Other Data:
Number of full service offices	33	33	34
Number of full-time equivalent employees	307	305	315

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes goodwill and intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans, and accruing loans that are 90 days or more past due.
(6)	Capital ratios are for United Business Bank only.
(7)	Deferred fees include $2.0 million, $4.0 million and $3.4 million as of December 31, 2021, September 30, 2021, and December 31, 2020, respectively, in fees related to PPP loans.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company’s capital over time and in comparison to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below.

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	December 31,	September 30,	December 31,
	2021	2021	2020

Tangible Book Value:
Total common shareholders’ equity	$262,607	$257,270	$252,591
less: Goodwill and other intangibles	45,327	45,780	47,140
Tangible common shareholders’ equity	$217,280	$211,490	$205,451

Total assets	$2,350,697	$2,363,816	$2,195,666
less: Goodwill and other intangibles	45,327	45,780	47,140
Total tangible assets	$2,305,370	$2,318,036	$2,148,526

Tangible equity to tangible assets	9.42%	9.12%	9.56%
Average equity to average assets	11.05%	11.07%	11.69%
Tangible book value per share	$20.34	$19.79	$18.19

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp